Exhibit 99.2

Q3-05 Earnings Call

Jane Intro

Thank you.

Good afternoon. I would like to welcome everyone to SMTC’s third quarter earnings call. Joining me today are John Caldwell, President and Chief Executive Officer and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John

Thank you Jane. Good afternoon everyone.

Before discussing our third quarter performance, let me spend a few moments to provide context. SMTC has undergone enormous change over the past 2 years. Faced with declining revenue, significant losses, over-capacity and overly burdensome capital structure, it was very clear that a transformation plan had to be rapidly developed and executed. This was our focus for virtually all of 2004 and the early part of 2005.

At the end of last year, we stated that Q4 2004 would prove to be the low point for our company – and it was.

As expected our first quarter results showed modest improvement. Most importantly, the downward trend in revenue was abated, our customer and vendor base stabilized and our cost structure aligned with expected customer volume and revenue.

We forecast revenue growth and return to profitability in the second quarter. We achieved those goals – revenue was up 16% over Q1 and we produced after tax profits. We were also cash positive.

Last quarter, we stated that we expected the second half of the year to be stronger than the first six months. We remain confident in this prediction.

Let us now take a look at Q3 in the context of our continuing progress to restore satisfactory financial performance. In this context, it was an excellent quarter for SMTC. Revenue grew by 13% and for the first time in a number of years the quarterly results exceed the comparable period last year. As in any quarter, revenue by customer changed largely reflected their end market demand. In the third quarter, our revenue was buoyed by program expansion from current customers, new customer production ramp and typical quarterly variations among our other customers.

Net income more than doubled in Q3 over Q2 largely due to the effect of improved gross margins. We were also cash positive again this quarter in part through improved inventory management.

As Steve Hoffrogge will outline in more detail, we are expanding relationships with current customers, experiencing growth with new customers and positioning the Company to selectively add further new customers.

Let me now turn to Jane who will run through the financials and then Steve will provide some colour on our markets and customers. I will wrap up with some closing remarks.

Jane

Thanks John.

We have had another solid quarter. Once again, we were profitable, delivering on our commitment to achieve bottom line results on a sustained basis. We grew revenue by 13%. We generated positive cash and further reduced debt in a quarter where we continued to ramp up. And once again, we beat our internal targets.

Let me compare our Q3 results to Q2 for you. For the third quarter of 2005, the Company reported revenue of $65 million, compared to revenue of $57 million for the second quarter of 2005. As expected, this was the Company’s third consecutive growth quarter, growing 13% over Q2 which was also a strong growth quarter growing 16% over Q1. Compared with Q3 last year, the Company grew 6%, the first year over year growth since 2000. Our growth in Q3 was driven by some seasonality with one of our larger customers, new business and improvements in end markets for several customers in our diversified customer base. Revenue distribution for the quarter had the industrial segment representing 51% of revenue, with enterprise computing and networking at 31% and communications running at 18%. Our industrial segment strengthened from the previous quarter as the result of growth from existing and new customers.

Our top 10 customers accounted for 81% of the quarter’s total revenue, compared with 85% last quarter. Steve will comment more fully on our growth.

Gross margin was $5.5 million, up 15%, increasing our margins in the quarter to 8.5% from 8.3% last quarter as we leveraged our fixed costs on the increased volume of business and maintained control of our costs. We continue to perform as one of the top industry leaders on margins and expect margins to remain in the 8% to 9% range, on average, given our current mix of business.

In the quarter, selling, general and administration costs remained flat as a percentage of sales at 5.6%.

Let me now talk about earnings. In Q3 we more than doubled net income over the second quarter. Net income was $800 thousand compared to $300 thousand last quarter. The effect of higher interest rates and the continued strengthening of the Canadian dollar somewhat dampened strong operating results.

Let me now turn to working capital. We have made significant progress in managing our inventory. In the past two quarters we have reduced inventory by a total of 20 days as the inventory reduction initiatives we talked about earlier in the year have taken effect. We reduced inventory by $3.3 million in the quarter; inventory was $28.9 million or 45 days, compared to $32.2 million or 56 days in the second quarter of 2005 – an 11 day improvement. All this, as we ramped the supply chain in support of the increased business levels. We expect inventory to stay in the 45 to 50 day range.

Accounts receivable was $30.6 million or 43 days, compared to $26.6 million or 43 days in the second quarter of 2005. The $4 million dollar increase was the result of increased revenue.

Accounts payable was $27.8 million or 42 days, compared to $29.7 million or 52 days in the second quarter of 2005. We still have some work to do in this area.

The Company generated cash from operations of $1.8 million during the third quarter of 2005. This cash was primarily used to reduce debt and capital leases. Of the Company’s $40 million revolving credit facility $8.1 million was outstanding at the end of the quarter. The Company does not show cash on its balance sheet as it is more cost effective to apply cash to reduce debt.

Finally, let me confirm that we have regained compliance with NASDAQ Marketplace rules. We stated that we believed the best way to regain compliance was to increase shareholder value through improving results; which we have accomplished in the second and third quarters.

We have had another very strong quarter and I am proud with the way our SMTC team has continued to push for quality performance for our customers and results for our stakeholders.

I will now turn the call over to Steve for his review of the business.

Steve

Thank you Jane and good afternoon everyone.

Our Q3 revenue results continue to reflect an overall improvement in SMTC’s mix of OEM partnerships and the strength of specific program wins SMTC has secured over the past year.

Our 13% revenue growth in Q3 was supported by a double digit increase from new programs wins from long standing customers and strong growth from new customer partnerships which we established over the past year. Quarterly revenues from these new customer partnerships doubled in Q3 and represented approximately 10% of our revenue stream. We remain focused on progressing these new partnerships through our new customer introduction and production ramp up processes and are encouraged by additional opportunities that are presenting themselves to SMTC as a direct result of our performance.

SMTC’s operational performance and overall competitiveness has positioned the company to achieve a greater share of the outsourcing spend from our current customer base. For example, production ramp up activities began within the quarter with two current customers where the OEM has elevated our role and named SMTC as their primary supplier. We anticipate revenues from these expanding relationships to continue to ramp up over the next couple of quarters.

New customer acquisition activities continued to accelerate during the quarter with a number of targeted OEMs progressing through the sales process. We continue to see an expansion of the sales funnel, quote activity remains strong, targeted OEMs executed site qualification visits during the quarter, and we entered Q4 with three new partnerships, representing the telecommunication, industrial and multimedia market segments, all in the final stages of negotiations.

We have expanded our sales force by adding direct coverage in the Canadian and Central US geographies, and the market’s awareness of SMTC continues to improve, as is evidenced by the fact that the phone is ringing.

I remain very optimistic by the outlook for SMTC and am encouraged by our solid progress in what continues to be a very competitive marketplace.

I will now turn the call back over to John for some closing comments.

John

Thanks Steve.

In our press that went out this morning, we stated that we expect fourth quarter revenue will be lower than Q3 but we anticipate to continue to be profitable. These results should not be interpreted as a weakness in our business model nor a backward step. In any quarter, we expect variations in customer order levels for a variety of reasons – typical softness or strength in end markets product life cycle and cyclicality. This is simply the nature of our business.

To summarize; we had a good third quarter. We expect Q4 to be solid albeit on lower revenue. Our business model is sound. We are making progress in selectively adding new customers and expanding relationships with current customers. Finally, we remain confident and committed to continue to improve financial performance.

We will now open the floor to questions.

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